Exhibit 99.1

NovaDel Reports Financial Results for First Quarter 2008

-NovaDel Receives Notification of Possible Delisting from AMEX for

Non-Compliance with Certain Listing Standards-

Flemington, NJ – May 15, 2008 - NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed treatments, reported financial results for its first quarter ended March 31, 2008. For the quarter ended March 31, 2008, NovaDel reported a net loss of $2.0 million, or $0.03 cents per share, compared to a net loss of $5.4 million, or $0.09 cents per share, for the quarter ended March 31, 2007.

The reduction in net loss is due to the decrease in expenses compared to the prior year, particularly research and development expenses, which have been curtailed since the fourth quarter 2007, as the Company did not believe that it had sufficient cash to sustain its clinical development activities. In addition, consulting, selling, general and administrative expenses declined as a result of reduced headcount and other operating expenses, including a $241,000 reduction in stock compensation expense.

As of March 31, 2008, the Company’s cash and cash equivalents were $2.3 million and working capital was $2.1 million. Despite the reduction in expenditures for clinical activities, the Company requires capital to sustain its existing organization until such time as clinical activities can be resumed. On May 6, 2008, the Company announced that it had entered into a binding Securities Purchase Agreement to sell up to $4.0 million of secured convertible promissory notes and accompanying warrants to funds affiliated with ProQuest Investments LLC. Approximately $1.5 million shall be funded within three business days following the date on which the Company receives approval from the American Stock Exchange and satisfaction of customary closing conditions, and the remaining amounts shall be funded subject to stockholder approval and at the Company’s option.

Given the current level of spending and the additional inflow that is expected to occur as a result of the financing discussed above, the Company estimates that it will have sufficient cash on hand to fund operations through at least the end of the third quarter 2008 and, assuming the remaining closing of an additional $2.5 million, through the end of the calendar year 2008. However, we cannot assure you that stockholders will approve the additional closing. The Company may determine that it is advisable to increase development activities on its product candidate pipeline, which would significantly increase cash outflows and thereby require additional funding in order to sustain operations through the end of 2008. The Company may choose to raise additional capital before December 31, 2008 to fund future development activities or to take advantage of other strategic opportunities. This could include the securing of funds through new strategic partnerships and/or the sale of common stock or other securities. There can be no assurance that such capital will be available to the Company on favorable terms, or at all.

NovaDel also announced today that it received a letter of possible delisting from the American Stock Exchange due to non-compliance with certain listing requirements. The correspondence noted that NovaDel is not in compliance with Section 1003(a)(iii) of the AMEX Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years; and Section 1003(a)(iv) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the AMEX, as to whether such company will be able to continue operations and/or meet its obligations as they mature. This notice was based on a review by the AMEX of the Company’s Form 10-K, as amended, for the period ended December 31, 2007, where NovaDel previously noted the possibility of such action.

NovaDel has already informed the AMEX that it intends to submit a plan for the Company to regain compliance with its listing standards. In order for the Company to maintain its AMEX listing, the Company must submit a plan by June 13, 2008, advising the AMEX of the actions it has taken, or will take, that will bring it into compliance with Section 1003(a)(iv) by November 14, 2008, and Section 1003(a)(iii) by November 16, 2009. However, there can be no assurance that such plan will be acceptable to the AMEX or that if such plan is acceptable to AMEX, that we will be able to make progress consistent with such plan. Further details are available in NovaDel’s Form 10-Q, filed today with the Securities Exchange Commission.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s Q1, 2008 financial results and its product pipeline, please review the Company’s SEC filings on Form 10-Q at the Investor Relations section of www.novadel.com.

CONTACT:

Michael E. Spicer

(908) 782-3431 ext. 2550

Chief Financial Officer

NovaDel Pharma Inc.

mspicer@novadel.com

NOVADEL PHARMA INC.

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(UNAUDITED)

	Three Months Ended
	March 31, 2008	March 31, 2007

License Fees and Milestone Payments Earned from Related Parties	$103,000	$40,000

Total Revenues	103,000	40,000

Research and Development Expenses	1,123,000	3,097,000
Consulting, Selling, General and Administrative Expenses	987,000	2,237,000

Total Expenses	2,110,000	5,334,000

Loss From Operations	(2,007,000)	(5,294,000)

Other Income (Loss), net	—	(360,000)

Interest Income, net	35,000	230,000

Net Loss	$(1,972,000)	$(5,424,000)

Basic and Diluted Loss Per Common Share	$(0.03)	$(0.09)

Weighted Average Number of Common Shares Used in Computation of Basic and Diluted Loss Per Common Share	60,245,000	59,264,000

NOVADEL PHARMA INC.

CONDENSED BALANCE SHEETS

AS OF MARCH 31, 2008 (UNAUDITED) AND DECEMBER 31, 2007

ASSETS	March 31, 2008 (unaudited)	December 31, 2007
Current Assets:
Cash and cash equivalents	$2,338,000	$6,384,000
Assets held-for-sale	490,000	492,000
Prepaid expenses and other current assets	1,121,000	1,146,000

Total Current Assets	3,949,000	8,022,000
Property and equipment, net	1,836,000	1,972,000
Other assets	369,000	369,000

TOTAL ASSETS	$6,154,000	$10,363,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$960,000	$1,632,000
Accrued expenses and other current liabilities	567,000	2,267,000
Current portion of deferred revenue	148,000	148,000
Current portion of capitalized lease obligations	146,000	164,000
Total Current Liabilities	1,821,000	4,211,000

Non-current portion of deferred revenue	1,802,000	1,830,000
Non-current portion of capitalized lease obligations	112,000	148,000

Total Liabilities	3,735,000	6,189,000

COMMITMENTS AND CONTINGENCIES	—	—

TOTAL STOCKHOLDERS’ EQUITY	2,419,000	4,174,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,154,000	$10,363,000